Exhibit 10.4

PROMlSSORY NOTE

$500,000	Brea, California
August 11, 2020

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, Mullen Technologies, Inc., a California corporation (hereinafter referred to as "Maker"), hereby unconditionally promises to pay to Net Element, Inc, a Delaware corporation (and together with its successors and assigns, hereinafter referred to as "Holder"), in the manner hereinafter provided, the aggregate principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000) in immediately available funds and in lawful money of the United States of America, together with interest thereon, all in accordance with the provisions hereinafter specified.

I.    Funding. On the date hereof, Maker received the aggregate principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000), from Holder. The amount funded hereunder and repaid may not be reborrowed.

2.    Accrual of Interest. Interest shall accrue and be computed on the principal amount outstanding under this Note until the same is repaid in full at a rate equal fourteen percent (14%) per annum compounding monthly. Interest shall be calculated hereunder on the basis of a 360-day year for the actual number of days elapsed. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law. Such interest shall be payable in cash upon demand.

3.    Payment of Interest. Maker shall pay interest on this Note on the Maturity Date (as hereafter defined) to Holder. Interest payable on this Note shall be paid on the Maturity Date in cash. During the continuance of an Event of Default, notwithstanding anything else to the contrary contained in this Note, interest payable on the outstanding principal hereunder shall bear interest at the then applicable interest rate set forth in the immediately preceding section plus thirteen percent (13%) per annum; provided, however, that such rate shall be increased or decreased to reflect the maximum interest rate permitted under applicable law. Such default interest shall be payable in cash upon demand.

4.    Maturity Date. The entire unpaid principal amount of this Note, together with all accrued unpaid interest, shall be due and payable on the earlier of (i) the date that certain Agreement and Plan of Merger, dated as of August 4, 2020, among Maker, Holder and Mullen Acquisition, Inc., a California corporation and a wholly-owned subsidiary of Holder (the "Merger Agreement") is terminated for any reason by any party thereto and (ii) theMerger Effective Time (as defined in the Merger Agreement) (the "Maturity Date") or, if earlier, the date on which this Note is declared due and payable pursuant to the terms of this Note, including without limitation as provided in Section 9 of this Note.

5.    Intentionally Omitted.

6.    Manner and Application of Payments. All amounts payable in cash hereunder shall be payable to Holder by wire transfer of immediately available funds and in lawful money of the United States of America without set-off, deduction or counterclaim at such place as Holder may from time to time designate in writing to Maker. Payments hereunder shall be applied first to interest and then to principal outstanding hereunder, except that if Holder has incurred any cost or expense in connection with the enforcement or collection of the obligations of Maker hereunder, Holder shall have the option of applying any monies received from Maker to payment of such costs or expenses plus interest thereon before applying any of such monies to any interest or principal then due. If any payment of principal or interest under this Note shall be payable on a day other than a business day such payment shall be made on the next succeeding business day and interest shall be payable at the rate specified in this Note during such extension. The books and records of Holder shall be the best evidence of any amounts at any time owed under this Note (including but not limited to principal, interest and any fees owed hereunder) and shall be conclusive absent manifest error.

7.     Representation and Warranties. Maker hereby represents and warrants to Holder that:

(i)     Maker is validly existing as a corporation under the laws of the State of California and has the power and authority to execute and deliver this Note and has duly executed and delivered this Note;

(ii)    this Note is the legal, valid and binding obligation of Maker, enforceable in accordance with its terms;

(iii)   the execution, delivery and performance of this Note and the borrowing evidenced hereby does not (i) require the consent or approval of any other party (including any governmental or regulatory party), (ii) violate any law, regulation, agreement, order, writ, judgment, injunction, decree, determination or award presently in effect to which Maker is a party or to which Maker or any of its assets may be subject, or (iii) conflict with or constitute a breach of, or default under, or require any consent under, or result in the creation of any lien, charge or encumbrance upon the property or assets of Maker pursuant to any other agreement or instrument (other than any pledge of or security interest granted in any collateral pursuant to this Note) to which Maker is a party or is bound or by which its properties may be bound or affected; and (i) require the consent or approval of any other party (including any governmental or regulatory party), (ii) violate any law, regulation, agreement, order, writ, judgment, injunction, decree, determination or award presently in effect to which Maker is a party or to which Maker or any of its assets may be subject, or (iii) conflict with or constitute a breach of, or default under, or require any consent under, or result in the creation of any lien, charge or encumbrance upon the property or assets of Maker pursuant to any other agreement or instrument (other than any pledge of or security interest granted in any collateral pursuant to this Note) to which Maker is a party or is bound or by which its properties may be bound or affected; and

(iv)   there are no actions, suits, investigations or proceedings pending or, to the best of Maker's knowledge, threatened at law, in equity, in arbitration or by or before any other authority involving or affecting Maker that are likely to have a material adverse effect on the financial condition of Maker.

8.     Covenants.

(i)     Further Assurances. Maker shall execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, any and all such further assurances and other agreements or instruments, and take or cause to be taken all such other action, as shall be reasonably necessary from time to time to give full effect to the Note and the obligations hereunder.

(ii)    Maintenance of Existence. Maker shall preserve, renew and maintain in full force and effect its corporate or organizational existence and take all reasonable action to maintain all rights and privileges necessary or desirable in the ordinary course of business except as would not have a materially adverse effect.

(iii)   Notices of Defaults. As soon as possible and in any event within two (2) business days after Maker becomes aware of a Default or Event of Default under this Note, Maker shall notify Holder in writing of the nature and extent of such default or event of default and the action, if any, Maker has taken or proposes to take with respect to such default or event of default.

9.     Events of Default. Each of the following acts, events or circumstances shall constitute an Event of Default (each an "Event of Default") hereunder:

(i)     Maker shall default in the payment when due (in accordance with the terms of this Note) of any principal;

(ii)    Maker shall default in the payment when due (in accordance with the terms of this Note) of any interest or other amounts owing hereunder, and such default is not cured within three (3) business days of the due date;

(iii)   (a) Maker shall commence a voluntary case concerning itself under any bankruptcy, insolvency or similar laws or statutes (including Title 11 of the United States Code, as amended, supplemented or replaced) (collectively , the "Bankruptcy Code"); or (b) an involuntary case is commenced against Maker and is not dismissed within ninety (90) days; or (c) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of Maker or Maker commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Maker or there is commenced against Maker any such proceeding; or (d) any order of relief or other order approving any such case or proceeding is entered; or (e) Maker is adjudicated insolvent or bankrupt; or (f) Maker makes a general assignment for the benefit of creditors; or (g) Maker shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or (h) Maker shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing;

(iv)   Maker shall dissolve or for any reason cease to be in existence;

(v)    any representation or warranty made or that is deemed made by Maker shall have been false or misleading in any material respect on the date as of which such representation or warranty was made or deemed made;

(vi)   Maker shall fail to perform or observe any agreement, covenant or obligation arising under any provision hereof for more than thirty (30) days following receipt by Maker of a notice from Holder indicating any such violation;

(vii)  Maker shall default on any other indebtedness, whether such indebtedness is owed to Holder or a third party;

(viii) Maker shall breach or default on, as applicable, any of its representations, warranties, covenants and/or agreements set forth in the Merger Agreement; and

(ix)   any material adverse effect shall occur with respect to (a) the validity or enforceability of this Note or the rights, powers and privileges purported to be created hereby, (b) the right rights and remedies of the Holder hereunder, (c) Maker's ability to perform any of its obligations hereunder, or (d) the business, assets, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) of Maker.

If an Event of Default, other than an Event of Default described in clause (iii) of this section, occurs, Holder by written notice to Maker may declare the principal of and accrued interest on this Note to be immediately due and payable. Upon a declaration of acceleration, such principal and interest shall become immediately due and payable. If an Event of Default described in clause (iii) of this Section occurs, the principal of and accrued interest on this Note then outstanding shall become immediately due and payable without any declaration or other act on the part of Holder.

As used herein, the term "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

10.  Remedies; Cumulative Rights. In addition to the rights provided under the immediately preceding Section, Holder shall also have any other rights that Holder may have been afforded under any contract or agreement at any time, and any other rights that Holder may have pursuant to applicable law. No delay on the part of Holder in the exercise of any power or right under this Note or under any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. No extension of time of the payment of this Note or any other modification, amendment or forbearance made by agreement with any person now or hereafter liable for the payment of this Note shall operate to release, discharge, modify, change or affect the liability of any co-borrower, endorser, guarantor or any other person with regard to this Note, either in part or in whole. No failure on the part of Holder or any holder hereof to exercise any right or remedy hereunder, whether before or after the occurrence of a default, shall constitute a waiver thereof, and no waiver of any past default shall constitute a waiver of any future default or of any other default. No failure to accelerate the debt evidenced hereby by reason of an Event of Default hereunder or acceptance ofa past due installment, or indulgence granted from time to time shall be construed to be a waiver of the right to insist upon prompt payment thereafter, or to impose late payment charges, or shall bedeemed to bea novation of this Note or any reinstatement of the debt evidenced hereby, or a waiver of such right of acceleration or any other right, or be construed so as to preclude the exercise of any right which Holder or any holder hereof may have, whether by the laws of the State of Florida, by agreement or otherwise, and none of the foregoing shall operate to release, change or affect the liability of Maker under this Note, and Maker hereby expressly waives (to the extent allowed by law) the benefit of any statute or rule of law or equity which would produce a result contrary to or in conflict with the foregoing.

I I.   Attorneys' Fees. Maker agrees to pay all costs and expenses of collection and enforcement of this Note when incurred, including Holder' s reasonable attorneys' fees and legal and court costs, including any incurred on appeal or in connection with bankruptcy or insolvency, whether or not any lawsuit or proceeding is ever filed with respect hereto.

12.  Waivers. Except for the notices expressly required by the terms of this Note (which rights to notice are not waived by Maker), Maker, for itself and its successors and assigns, hereby forever waives presentment, protest and demand, notice of protest, demand, dishonor and non-payment of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note, and waives and renounces (to the extent allowed by law), all rights to the benefits of any statute of limitations and any moratorium, appraisement, and exemption now allowed or which may hereby be provided by any federal or state statute or decisions against the enforcement and collection of the obligations evidenced by this Note and any and all amendments, substitutions, extensions, renewals, increases, and modifications hereof. Maker expressly agrees that this Note may be extended or subordinated, by forbearance or otherwise, from time to time, without in any way affecting the liability of Maker. No consent or waiver by Holder with respect to any action or failure to act which without such consent or waiver would constitute a breach of any provision of this Note shall be valid or binding unless in writing signed by Holder and then only to the extent expressly specified therein. Neither the failure nor any delay in exercising any right, power or privilege under this Note, at law or equity, or otherwise available agreement, will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Holder will preclude any other or further exercise of such right, power or privilege.

13.  Notices. Any notices required or permitted to be given under the terms of this Note shall be sent or delivered personally or by courier (including a recognized, receipted overnight delivery service) or by facsimile (with a copy sent by a recognized, receipted overnight delivery service) and shall be effective upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to Maker or Holder. The addresses for such communications shall be:

Ifto Maker:

Mullen Technologies, Inc.

1405 Pioneer Street

Brea, California 9282l Attention: David Michery, CEO

Email: david@mullenusa.com

Ifto Holder:

Net Element, Inc.

3363 NE 163rd St., Suite 705 North Miami Beach, Florida 33160

Attention: Oleg Firer, CEO and Steven Wolberg, Chief Legal Officer

Email: ofirer@netelement.com and swolberg@netelement.com

Maker or Holder shall provide notice to the other of any change in its address.

14.   Usury. All terms, conditions and agreements herein are expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity of the unpaid principal balance hereof, or otherwise, shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of the money advanced hereunder exceed the highest lawful rate permissible under applicable laws. If, from any circumstances whatsoever, fulfillment of any provision hereof shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction, in a final determination may deem applicable hereto, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if under any circumstances Holder shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to reduction of the unpaid principal balance due hereunder and not to the payment of interest.

15.   Severability; Invalidity. Maker and Holder intend and believe that each provision in this Note comports with all applicable local, state and federal laws and judicial decisions. However, if any provisions, provision, or portion of any provision in this Note is found by a court of competent jurisdiction to be in violation of any applicable local, state or federal ordinance, statute, law, or administrative or judicial decision, or public policy, including applicable usury laws, and if such court would declare such portion, provision or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisio ns shall be given force and effect to the fullest possible exte:t they are legal, valid and enforceable, and the remainder/ of this Note shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were severable and not contained herein , and the rights, obligations and interest of Maker and Holder under the remainder of this Note shall continue in full force and effect.

16.   No Strict Construction. The language used in this Note shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

17.   Assignment. Maker may not transfer, assign or delegate any of its rights or obligations hereunder without the prior written consent of Holder. Holder shall have the right, without the consent of Maker, to transfer or assign, in whole or in part, its rights and interests in and to this Note, and, as used herein, the term " Holder" shall mean and include such successors and assigns. This Note shall accrue to the benefit of Holder and its successors and assigns and shall be binding upon the undersigned and its successors and assigns.

18.   Amendment. The provisions of this Note may be amended only by a written instrument signed by Maker and Holder.

19.   Governing Law. THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF ALL PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF FLORIDA WITHOUT REFERENCE TO THAT STATE'S RULES REGARDING CHOICE OF LAW.

20.   Jurisdiction; Waiver of Jury Trial. ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS NOTE SHALL BE FILED, TRIED AND LITIGATED IN THE STATE AND FEDERAL COURTS LOCATED IN MIAMI-DADE COUNTY, FLORIDA. MAKER VOLUNTARILY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR IN CONNECTION WITH THIS NOTE OR ANY OTHER DOCUMENT RELATED HERETO, OR THE TRANSACTIONS OR OBLIGATIONS UNDER WHICH THIS NOTE WAS DELIVERED, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PARTY RELATING TO THIS NOTE, INCLUDING CONTRACT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. MAK.ER HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES THE AFORESAID TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

21.   Counterparts. This Note may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart.

[Remainder Of Page Intentionally Left Blank; Signature Page Follows]

EXECUTED AND DELIVERED as of the first date written above.

MAKER:	MULLEN TECHNOLOGIES, INC.

By:
Name:
Title:

ACKNOWLEDGED:	NET ELEMENT, INC.

By:
	Name:	Oleg Firer
	Title:	CEO